                                                    Exhibit 2

                    ASSET PURCHASE AGREEMENT


                            BETWEEN


                        Colortrac, Inc.


                              AND


                       Sedona Corporation


                       September 17, 1999

                       TABLE OF CONTENTS

                                                         Page
1.   Definitions . . . . . . . . . . . . . . . . . . . . . .1
2.   Basic Transaction . . . . . . . . . . . . . . . . . . .9
     2.01 Purchase and Sale of Assets. . . . . . . . . . . .9
     2.02 Assumption of Liabilities. . . . . . . . . . . . .9
     2.03 Purchase Price . . . . . . . . . . . . . . . . . .9
     2.04 Payments for Consigned Inventory . . . . . . . . .9
     2.05 Technical Asset Payments . . . . . . . . . . . . 11
     2.06 Maximum Purchase Price; Buyer's Discretion . . . 12
     2.07 Employees. . . . . . . . . . . . . . . . . . . . 12
     2.08 The Closing. . . . . . . . . . . . . . . . . . . 13
3.   Representations and Warranties of the Seller. . . . . 13
     3.01 Organization of Seller . . . . . . . . . . . . . 13
     3.02 Authorization of Transaction . . . . . . . . . . 13
     3.03 Non-contravention. . . . . . . . . . . . . . . . 13
     3.04 Brokers' Fees. . . . . . . . . . . . . . . . . . 14
     3.05 Title to Assets. . . . . . . . . . . . . . . . . 14
     3.06 Predecessors . . . . . . . . . . . . . . . . . . 14
     3.07 Financial Statements . . . . . . . . . . . . . . 14
     3.08 Events Subsequent to the Most Recent Fiscal Month
       End. . . . . . . . . . . . . . . . . . . . . . . 15
     3.09 Undisclosed Liabilities. . . . . . . . . . . . . 16
     3.10 Legal Compliance . . . . . . . . . . . . . . . . 17
     3.11 Tax Matters. . . . . . . . . . . . . . . . . . . 17
     3.12 Accounts Receivable. . . . . . . . . . . . . . . 17
     3.13 Intellectual Property. . . . . . . . . . . . . . 17
     3.14 Tangible Assets. . . . . . . . . . . . . . . . . 19
     3.15 Inventory. . . . . . . . . . . . . . . . . . . . 19
     3.16 Contracts. . . . . . . . . . . . . . . . . . . . 19
     3.17 Intentionally Omitted. . . . . . . . . . . . . . 21
     3.18 Powers of Attorney . . . . . . . . . . . . . . . 21
     3.19 Insurance. . . . . . . . . . . . . . . . . . . . 21
     3.20 Litigation . . . . . . . . . . . . . . . . . . . 21
     3.21 Warranty . . . . . . . . . . . . . . . . . . . . 21
     3.22 Product Liability. . . . . . . . . . . . . . . . 22
     3.23 Employees. . . . . . . . . . . . . . . . . . . . 22
     3.24 Employee Benefits. . . . . . . . . . . . . . . . 22
     3.25 Guaranties . . . . . . . . . . . . . . . . . . . 23
     3.26 Environment, Health, and Safety. . . . . . . . . 23
     3.27 [Intentionally Omitted]. . . . . . . . . . . . . 24
     3.28 Adequacy of Assets . . . . . . . . . . . . . . . 24
     3.29 Liabilities. . . . . . . . . . . . . . . . . . . 25
     3.30 Disclosure . . . . . . . . . . . . . . . . . . . 25
4.   Representations and Warranties of the Buyer . . . . . 25
     4.01 Organization of the Buyer. . . . . . . . . . . . 25
     4.02 Authorization of Transaction . . . . . . . . . . 25
     4.03 Noncontravention . . . . . . . . . . . . . . . . 25
     4.04 Brokers' Fees. . . . . . . . . . . . . . . . . . 25
5.   Pre-Closing Covenants . . . . . . . . . . . . . . . . 25
     5.01 General. . . . . . . . . . . . . . . . . . . . . 26
     5.02 Notices and Consents . . . . . . . . . . . . . . 26
     5.03 Operation of Business. . . . . . . . . . . . . . 26
     5.04 Full Access. . . . . . . . . . . . . . . . . . . 26
     5.05 Notice of Developments . . . . . . . . . . . . . 26
     5.06 Exclusivity. . . . . . . . . . . . . . . . . . . 26
     5.07 Confidentiality. . . . . . . . . . . . . . . . . 27
6.   Conditions to Obligation to Close . . . . . . . . . . 27
     6.01 Conditions to Obligation of the Buyer. . . . . . 27
     6.02 Conditions to Obligation of the Seller . . . . . 29
7.   Post-Closing Covenants. . . . . . . . . . . . . . . . 30
     7.01 General. . . . . . . . . . . . . . . . . . . . . 30
     7.02 Litigation Support . . . . . . . . . . . . . . . 30
     7.03 Patent Infringement Payments . . . . . . . . . . 30
     7.04 Transition . . . . . . . . . . . . . . . . . . . 31
     7.05 Restrictive Covenants. . . . . . . . . . . . . . 32
     7.06 Other Obligations. . . . . . . . . . . . . . . . 34
     7.07 Good Stewardship . . . . . . . . . . . . . . . . 34
     7.08 Preference to Sale of Consigned Inventory. . . . 34
     7.09 Certification of 2000g Flatbed Scanner.. . . . . 34
     7.10 Escrow.. . . . . . . . . . . . . . . . . . . . . 34
     7.11 Release of Security Interests. . . . . . . . . . 35
8.   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . 35
     8.01 Survival . . . . . . . . . . . . . . . . . . . . 35
     8.02 Indemnification Provisions for Benefit of Buyer. 35
     8.03 Indemnification Provisions for Benefit of Seller 35
     8.04 Matters Involving Third Parties. . . . . . . . . 36
     8.05 Other Indemnification Provisions . . . . . . . . 37
     8.06 Treatment of Indemnification Payments. . . . . . 37
     8.07 Right of Setoff. . . . . . . . . . . . . . . . . 37
9.   Termination . . . . . . . . . . . . . . . . . . . . . 37
     9.01 Termination of Agreement . . . . . . . . . . . . 37
     9.02 Effect of Termination. . . . . . . . . . . . . . 38
10.  Miscellaneous . . . . . . . . . . . . . . . . . . . . 38
     10.01     Press Releases and Public Announcements . . 38
     10.02     No Third-Party Beneficiaries. . . . . . . . 38
     10.03     Entire Agreement. . . . . . . . . . . . . . 38
     10.04     Succession and Assignment . . . . . . . . . 38
     10.05     Counterparts. . . . . . . . . . . . . . . . 39
     10.06     Headings. . . . . . . . . . . . . . . . . . 39
     10.07     Notices . . . . . . . . . . . . . . . . . . 39
     10.08     Governing Law . . . . . . . . . . . . . . . 39
     10.09     Amendments and Waivers. . . . . . . . . . . 40
     10.10     Severability. . . . . . . . . . . . . . . . 40
     10.11     Expenses. . . . . . . . . . . . . . . . . . 40
     10.12     Construction. . . . . . . . . . . . . . . . 40
     10.13     Incorporation of Exhibits and Schedules . . 40
     10.14     Remedy for Disputes.. . . . . . . . . . . . 40
                    _______________________

                     Exhibits and Schedules

Exhibit A      Patent License Agreement
Exhibit B      Escrow Agreement


Schedule I          Consigned Inventory - Finished Goods
Schedule II Consigned Inventory - Raw Materials, Work in Process and Parts
Schedule III        Assumed Contracts
Schedule IV         Equipment, Furniture and Fixtures
Schedule V          Excluded Contracts
Schedule VI         Target Prices of Division Products
Schedule VII        Purchase Price Allocation
Schedule VIII       Loaned Employees and Office Expenses
Schedule IX         Excluded Assets

                    ASSET PURCHASE AGREEMENT


     Agreement entered into on September 17, 1999, by and between Colortrac, Inc, a Maryland corporation (the "Buyer"), and Sedona Corporation, a Pennsylvania corporation (the
"Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

     This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets and assume selected, listed liabilities and obligations of Tangent Imaging Systems, an unincorporated division of the Seller (the "Division"). The Parties contemplate an ongoing relationship as Buyer uses and sells the inventory acquired from Seller and generally pays Seller as, if and when the inventory is Removed (as defined below); Seller also recognizes its obligation to help Buyer sell the inventory and support present and future customers with "loaned" employees, etc. to help assure customer satisfaction and work jointly in the future for the Parties' mutual benefit.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound, the Parties agree as follows.

     1.   Definitions

     "Accounts Receivable" means all accounts, notes and other receivables of the Division outstanding on the Closing Date listed on Section 3.12 of the Disclosure Schedule.

     "Acquired Assets" means, except for the Excluded Assets,(i) the business of the Division as a going concern,
(ii) any name or names under which Division has conducted its business operations and all goodwill associated therewith, and
(iii) all of the assets, properties and rights of Division constituting any part of the business owned by Division, of every type and description, tangible and intangible, wherever located and whether or not reflected on the books and records of Division (except as may be specifically excluded by this Agreement), including, without limitation, the following, as they exist on the Effective Date: all of the Equipment, Contracts, Licensing Agreements, Inventory (other than Consigned Inventory), Intellectual Property and Other Technical Assets, Books and Records, Permits, Furniture and Fixtures, Customer Documentation, and Other Assets; all prepaid expenses and refunds of any kind; all causes of action and choses in action (except for those causes of action which are related to the Excluded Assets), claims, and demands of Division related to its business, including, without limitation, rights to returned or repossessed goods, rights of recovery, set off, and recoupment, deposits, security deposits and utility deposits.

     "Acquisition Documents" means this Agreement and all certificates, transfer documents, assumption agreements, restrictive covenant agreements or other documents or agreements related to the consummation of the transactions contemplated in this Agreement.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Assumed Contracts" means all of the executory obligations and liabilities of Division arising from and after the Closing Date pursuant to or arising out of the Contracts listed on Schedule III hereto, but excluding any obligations or liabilities arising from or relating to any breach, default or violation of any such Contracts by Seller.

     "Assumed Liabilities" means post-Closing Liabilities under (i) service and warranty Contracts identified on
Schedule III hereto and (ii) the other contracts listed on
Schedule III hereto.

     "Balance Sheet" means the balance sheets contained within the Financial Statements.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or reasonably should form the basis for any specified consequence.

     "Books and Records" means, except for the Excluded Assets, all existing data, data bases, books, and records (other than books of original entry), correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, and, to the extent permitted under applicable law or regulation, copies (but not the originals) of historical personnel, payroll and medical records of the employees in the possession of a Person, including, without limitation, employment applications, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by the Person; and all manuals and printed instructions of the Person relating to the Acquired Assets and to the operation of any part of the business of the Asset Sellers. Seller will keep copies of selected documents for archival purposes only.

     "Business" means the business of the Division as heretofore conducted.

     "Business Day" means any day (Monday through Friday) in which both the Seller and the Buyer are open for the conduct of business with the public.

     "Cash" means Seller's cash and cash equivalents
(including marketable Securities and short term investments).

     "Certification Date" means the date on which Seller has obtained all necessary Certifications and Permits for the sale of the 2000g Flatbed Scanner as required in Section 7.09 herein.

     "Closing" has the meaning set forth in Section 2.08.

     "Closing Date" has the meaning set forth in Section 2.08.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the Business and affairs of the Business maintained as proprietary or confidential that is not already generally available to the public.

     "Consigned Inventory" means the raw materials, work in process, finished goods and parts Inventory of Seller on the Closing Date including, without limitation, the Inventory listed on Schedules I and II hereto.

     "Contracts" means all of the agreements, instruments, contracts, collective bargaining agreements, leases, warranties, arrangements, loan agreements, credit guaranties and purchase and sales orders (where goods have not been shipped or invoices not issued), and the like, whether oral or written, pursuant to which the Division enjoys any right or benefit, together with the Division's right to receive revenue or income thereunder, but shall not include Excluded Contracts.

     "Customer Documentation" means all Division customer lists, files, and documentation as well as all customer prospect lists, files and documentation.

     "Disclosure Schedule" has the meaning set forth in
Section 3.

     "Employee Benefit Plan" means any (a) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "Equipment" means the machinery, equipment, tools, computers, terminals, computer equipment, office equipment, business machines, telephones, telephone numbers and telephone systems, equipment parts and accessories, and the like including, without limitation, the items listed on Schedule IV hereto, wherever located, and any and all assignable warranties of third parties with respect thereto.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" means: (a) all Excluded Contracts of Division (and all deposits) and all Contracts which by their terms may not be assigned by Seller to Buyer; (b) Division's Cash and Accounts Receivable; (c) the Equipment and other assets of Seller listed on Schedule IX hereto; (d) any rights which accrue or will accrue to the Seller under this Agreement or any other Acquisition Document; (e) any rights to any of Division's insurance policies, or proceeds from insurance coverages relating to the Acquired Assets for any period prior to the Effective Date; (f) intercompany assets and deposits related to facilities not being transferred to Buyer; (g) the assets of any Employee Benefit Plan maintained by or covering any employee of Division or to which the Seller has made any contribution; and (h) all Consigned Inventory (which will be sold by Seller to Buyer in accordance with Section 2.04 herein).

     "Excluded Contracts" means any Contract listed on
Schedule V (whether or not listed in Section 3.16 of the Disclosure Schedule and any other contract of Seller that is not an Assumed Contract.

     "Excluded Liabilities" means all obligations, commitments, or Liabilities of the Seller, whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Acquired Assets, except for the Assumed Contracts and the Assumed Liabilities. Without limiting the generality of the preceding sentence but subject to the same exceptions therein, the Buyer shall not assume or become liable for any obligations and Liabilities of the Seller and/or the Business (including without limitation the Division) with respect to the following:

          (a) Any Liability or obligation arising out of any Employee Benefit Plan maintained by or covering employees of Division or to which Seller has made any contribution or under which Seller could be subject to any liability;

          (b) any liability or obligation for accounts payable, intercompany payables, accrued installation and warranty reserve, accrued expenses or taxes payable;

          (c) Any losses, costs, expenses, damages, claims, demands and judgments of every kind and nature (including the defenses thereof and reasonable attorneys' and other professional fees) related to or arising out of or in connection with Seller's failure to comply with the Bulk
Transfer Act or any similar statute as enacted in any jurisdiction, domestic or foreign;

          (d) Any Liability or obligation arising out of any breach by Seller prior to the Effective Date of any provision of any Contract to which the Seller is a party;

          (e) Any Liability of Division with respect to any claim or cause of action, regardless of when made or asserted, which arises (i) out of or in connection with the business and operations of Division prior to the Effective Date, (ii) with respect to any product sold or manufactured or any service provided by Division on or prior to the Effective Date, including without limitation, any liability or obligation (A) pursuant to any express or implied representation, warranty, agreement, or guarantee made by Seller or (B) imposed or asserted to be imposed by operation of law, in connection with any service performed or product designed, manufactured, sold, or leased by or on behalf of Division prior to the Effective Date, including without limitation, any claim related to any product delivered in connection with the performance of such service and any claims seeking to recover for consequential damage, lost revenue, or income, including pursuant to any doctrine of product liability, or (iii) arising out of or in connection with the business and operations of Division prior to the Effective Date under any federal, state, or local law, rule or regulation relating to (A) environmental protection or clean-up, (B) taxation, or (C) employment or termination of employment;

          (f) Any Liabilities or obligations relating to the Excluded Assets;

          (g) Any Liabilities or obligations relating to sales and use, transfer, documentary, income or other taxes levied on the transfer of the Acquired Assets, payroll taxes, unclaimed salaries, and vacation liabilities arising prior to or related to acts or events prior to the Effective Date;

          (h) Any Liability or obligation, arising prior to or as a result of the Closing, to any employee, agent or independent contractor of the Seller, whether or not employed by the Buyer after the Closing, or under any benefit arrangement with respect thereto;

          (i) Any Liability or obligation arising or incurred by Seller in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, fees and expenses of its counsel, accountants, and other experts; and

          (j) All wages, commissions, vacation, holiday and sick pay obligations of Division with respect to its employees for the calendar year in which the Closing Date occurs, accrued through the Closing Date, and all bonuses and fringe benefits as to such employees accrued through the Closing Date, and the severance pay obligations to employees referred to in Section 2.07 resulting from the consummation of the transactions contemplated in this Agreement.

     "Existing Agreement" has the meaning set forth in Section
7.03 herein.

     "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "Financial Statements" has the meaning set forth in
Section 3.07.

     "Furniture and Fixtures" means all furniture, fixtures, tangible personal property, and leasehold improvements owned by Seller and used by the Division in Pennsylvania or Colorado in the conduct of the Business including, without limitation, the items listed in Schedule IV hereto, and any and all assignable warranties covering such furniture, fixtures, and leasehold improvements.

     "GAAP" means United States generally accepted accounting principles in effect from time to time.

     "Indemnified Party" has the meaning set forth in Section
8.04.

     "Indemnifying Party" has the meaning set forth in Section
8.04.

     "Infringement Payments" means the patent infringement payments required to be paid by Buyer to Seller under the Existing Agreement.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulaes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data, object and source code, and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium), collectively constituting all of the intellectual property of the Division used in its business, whether owned by or negotiated in the name of Seller or as to which Seller has rights as a licensee and all rights thereunder.

     "Inventory" means all goods (raw materials, work in process and finished) held by the Division for use or sale in its Business, all samples, promotional literature, and supplies wherever located, together with all rights against suppliers of the Inventory including, without limitation, rights under express or implied warranties with respect to such Inventory and Inventory previously sold by the Division and rights to receive refunds or rebates in connection with its purchase of the Inventory.

     "Inventory Payments" means the payments to be made by Buyer to Seller with respect to the Removal by Buyer of Consigned Inventory, which shall be equal to (a) for finished goods Consigned Inventory, the Selling Price thereof multiplied by the applicable Payment Percentage set forth in
Schedule VI hereto and (b) for all other Consigned Inventory, Seller's cost thereof.

     "Knowledge" means actual knowledge and knowledge reasonably assumed a Person would have after diligent investigation.

     "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for Taxes.

     "Licensing Agreements" means Contracts pursuant to which the Seller licenses Intellectual Property or Technical Assets as licensor and has received payment or receives royalties or other consideration, including, without limitation, Contracts with Contex, Ideal and Vidar.

     "Most Recent Financial Statements" has the meaning set forth in Section 3.07.

     "Most Recent Fiscal Month End" has the meaning set forth in Section 3.07.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 3.07.

     "Multi-employer Plan" has the meaning set forth in ERISA
Section 3(37).

     "Ordinary Course of Business" means the ordinary course of business of the Business consistent with past custom and practice (including with respect to quantity and frequency).

     "Other Assets" means the assets of the Division of the type identified as such in the Most Recent Balance Sheet and all other assets of the Division (other than the Excluded Assets) not otherwise specifically described in the definition of Acquired Assets.

     "Payment Percentage" means the applicable percentage of the Selling Prices of the Division's products listed on
Schedule VI hereto used to calculate the Inventory Payment to be made by Buyer to Seller for finished goods Consigned Inventory.

     "Permits" means to the extent transfer is permitted under applicable law or regulation, all licenses, permits, certificates, and governmental authorizations of a Person, franchises, approvals, orders, registrations, variances or similar rights used or held for use in the conduct of a Person's business.

     "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof) or any other entity.

     "Real Property" means all real property owned by a Person, and all of the Person's right, title, and interest in the buildings, fixtures, and improvements located thereon, together with all water lines, rights of way, uses, licenses, easements, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of third parties with respect thereto.

     "Removal" means the taking of a unit of Consigned
Inventory from the designated location therefor.

     "Reproworks" means (i) the color management software product which is currently marketed by Seller under the name of Reproworks (the "Current Reproworks") and (ii) for purposes of Section 2.05, any color management software product sold by Buyer after the Closing Date which (x) is the Current Reproworks product, (y) is sold under the Reproworks name or
(z) uses significant elements of the closed loop color management system as embedded in the Current Reproworks product that were neither in the public domain on the Closing Date nor used in Buyer's color management software on the Closing Date or within sixty (60) days thereafter.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or security interest, voluntary and involuntary.

     "Selling Price" means the actual sales price for the Division's products listed on Schedule VI hereto.

     "Survival Termination Date" means the third anniversary of the Closing Date.

     "Tangent Scanner" means the scanner products listed on
Schedule VI hereto.

     "Target Prices" means the target sales prices for the Division's products as set forth on Schedule VI hereto.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Technical Assets" means (i) Reproworks color management software and technology, (ii) 2000g Flatbed Scanner technology, (iii)all trademarks, trademark applications, copyrights, copyright applications, patent applications and trade knowledge relating thereto, as well as related documentation, designs, design rights, and files related to all owned technologies as well as rights, where transferable, to any licensed technology used by Division in the conduct of its Business and (iv) all other technology related to remaining products, including but not limited to, sheetfed scanners, drum scanners and Unix software.

     "Third Party Claim" has the meaning set forth in Section
8.04(a).

     "Transfer Date" means the date on which Seller transfers to Buyer title to an item of Consigned Inventory, which shall be deemed to be the date of Removal of such item of Consigned
Inventory.

     "2000g Flatbed Scanner" means (i) the color scanner hardware product which is currently manufactured and marketed by Seller under the name "2000g and 2000r Flatbed Scanner" and
(ii) for purposes of Section 2.05, any large format (D-size or greater) color scanner hardware product manufactured and sold by Buyer after the Closing Date which is (x) is the current 2000g or 2000r Flatbed Scanner Product, or (y) adopts a flatbed configuration (i.e. a moving imaging system with the target document mounted on a stationary piece of glass) and which utilizes any significant design element embedded in the current 2000g product that was neither in the public domain on the Closing Date nor used in one or more of Buyer's scanner hardware products on the Closing Date.

     "Unreasonable Warranty Costs" means total warranty costs incurred in excess of $16,000 by Buyer between the Closing Date and the end of the applicable warranty period with respect to products sold by the Division prior to the Closing Date.

     2.   Basic Transaction.

          2.01 Purchase and Sale of Assets.

               (a)  On the Closing Date and subject to the
terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified in this Section 2.

               (b) After the Closing Date and subject to the terms and conditions of this Agreement, Seller will sell the Consigned Inventory to Buyer upon Removal of such Inventory.

          2.02 Assumption of Liabilities. On the Closing Date and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the listed Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to
(i) any Excluded Liabilities or (ii) any debt, obligation or Liability of the Seller not expressly included within the definition of Assumed Liabilities. Seller will use its best efforts to pay or satisfy as and when due all of its Liabilities not assumed by Buyer.

          2.03 Purchase Price. In addition to the assumption of the Assumed Liabilities, as the purchase price for the Acquired Assets, the Buyer agrees to pay to the Seller $105,000 payable by wire transfer or delivery of other immediately available funds on the Closing Date and certain royalty payments based upon the sale of certain Technical Assets by Buyer as more fully described in Section 2.05 below.


          2.04 Payments for Consigned Inventory. After
Closing, Consigned Inventory shall be paid for by Buyer to Seller as follows, (subject to the provisions of Section 2.06 below):

               (a) If finished goods Consigned Inventory is sold by Buyer for its Target Price listed in Schedule VI, then the Payment Percentage shall be 78%, so that under such circumstances, Buyer shall pay to Seller $19,500 for each 36SF, $27,300 for each 44SF, $39,000 for each 2000g Flatbed Scanner, and $58,500 for each Drum. If the Selling Price of an item of finished goods Consigned Inventory exceeds its Target Price, then the Payment Percentage will decrease by .5% for each full $1,000 the Selling Price is above the Target Price. If the Selling Price of an item of finished goods Consigned Inventory is less than its Target Price, then the Payment Percentage will increase by .5% for each full $1,000 the Selling Price is below the Target Price, up to a maximum of 85%.

               (b) Raw materials, work in process and parts Consigned Inventory shall be paid for at Division's Seller's actual cost as such Inventory is Removed by Buyer, except that Buyer shall not be required to make any payments for parts Removed for the performance of warranty support or maintenance services (i) under the contracts listed in Schedule III until the expiration or extension of their present term and (ii) for all monochrome scanners included in the Consigned Inventory and sold after the Closing Date.

               (c)  Buyer shall not be required to pay for
Consigned Inventory which is sold by Buyer after the Closing Date but is defective and is returned by the purchaser thereof for credit. Buyer shall be reimbursed by Seller for all reasonable warranty costs incurred by Buyer with respect to Consigned Inventory sold by Buyer after the Closing Date. The reimbursement will be reconciled by Buyer and Seller in their monthly reconciliation meetings.

               (d)  With respect to the Consigned Inventory
Removed pursuant to the terms of Sections 2.04(a) and (b), each month Buyer shall report to Seller the number of items of Consigned Inventory Removed, the Selling Price and applicable Payment Percentage for the respective items of finished goods Consigned Inventory sold (or the book value of the other Consigned Inventory Removed), the date on which such Inventory was Removed and the Inventory Payment owed to Seller (collectively referred to as the "Inventory Sales Information"). Buyer shall provide supporting documentation to Seller with respects to the calculation of the Inventory Payment (the "Supporting Documentation"). Inventory Sales Information and Supporting Documentation shall be provided to Seller within seven Business Days after the end of each calendar month. Seller shall have the right to audit (including the right to physically inspect the Consigned Inventory) at its expense, during normal business hours and after notice to Buyer, the Inventory Sales Information and Supporting Documentation.

               (e) Payment of the amounts shown to be owed as Inventory Payments on each Inventory Sales Information report shall be paid by Buyer to Seller forty-five (45) days after the end of the month covered by such report. If Buyer does not receive payment on any sale of a unit of Consigned Inventory on which an Inventory Payment has been paid under this Section 2.04, then Buyer shall receive a credit against future Inventory Payments in an amount equal to the amount of the Inventory Payment made on such unit, except that if the unit is returned then Buyer shall receive a credit in an amount equal to the excess of the Inventory Payment made thereon over Seller's actual manufacturing cost of the Consigned Inventory sold ("Seller's Cost"). If the unit of Consigned Inventory returned is sold within three (3) months after return, the proceeds thereof shall be paid by Buyer to Seller up to the amount previously credited to Buyer, with any balance retained by Buyer. If such returned unit has not been sold at the end of the three month period, Buyer will be entitled to a credit in an amount equal to Seller's Cost and the unit shall be deemed returned to Consigned Inventory. For purposes of this Section, returned items shall be sold before Buyer sells the same item out of Consigned Inventory.

               (f)  Seller shall have the right at its cost
and expense to review Buyer's books and records relating to the Inventory Sales Information and Supporting Documentation to verify their accuracy.

               (g)  Immediately after Closing, Buyer and
Seller will jointly conduct a physical count of the Consigned
Inventory and make any adjustment to Schedules I and II to reflect the actual Consigned Inventory.

          2.05 Technical Asset Payments. Technical Assets shall be paid for as follows:

               (a)  With respect to Reproworks, Buyer shall
pay to Seller a royalty of 25% of the list price for each unit of Reproworks software sold by Buyer independently or with other than a Tangent Scanner which was included in the Consigned Inventory. Such royalties shall be paid until a cumulative aggregate total royalty of $1,800,000 has been paid (subject to the terms of Section 2.06 below). If $360,000 in such royalty payments have not been paid by Buyer to Seller within eighteen (18) months of Closing, the intellectual property rights for Reproworks, including all improvements, will be licensed by Buyer to Seller on a royalty-free and non-exclusive basis, unless Buyer pays the unpaid balance of the $360,000. The list price for Reproworks (currently $7,995.00) will be reviewed by Buyer and Seller at six month intervals and will be evaluated against comparable Coala or Colorado packages or other mutually agreed upon benchmarks.

               (b)  With respect to 2000g Flatbed Scanners,
Buyer shall pay Seller a royalty for the related technology of $5,000 per 2000g Flatbed Scanner sold or 10% of the sale price of such Scanner, whichever is higher, until a cumulative aggregate royalty payment of $1,000,000 has been paid by Buyer to Seller (subject to the terms of Section 2.06). One-half of all amounts paid by Buyer for improvements to the 2000g Flatbed Scanner will be applied as a reduction to the $1,000,000 cumulative aggregate maximum royalty payment to Seller, with a maximum reduction in royalty of $250,000. The per Scanner royalty will be reduced at a rate of .5% of the total amount expended with a maximum per unit royalty reduction of $2,500. Any new royalty structure will take effect on the commercial release of a new generation of 2000g Flatbed Scanners. If $60,000 in royalty payments with respect to the 2000g Scanner have not been paid by Buyer to Seller within twelve (12) months after the Certification Date, the 2000g Flatbed Scanner Consigned Inventory and the intellectual property rights relating to the 2000g Flatbed Scanner, including improvements thereto (collectively, the "2000g Assets") will be conveyed by Buyer to Seller unless Buyer pays the unpaid balance of the $60,000.

               (c)  Each month Buyer shall report to Seller:
(1) the number of copies of Reproworks and 2000g Flatbed Scanner units sold for which royalties are payable under Sections 2.05(a) and (b) above; (2) the Selling Price of each;
(3) the amount paid for each copy and unit sold; (4) the date on which each copy and unit were sold; and (5) the royalty payment owed to Seller under this Section 2.05 (collectively referred to as the "Royalty Sales Information"). Buyer shall provide supporting documentation to Seller with respects to the calculation of the royalty payments (the "Supporting Documentation"). Royalty Sales Information and Supporting Documentation shall be provided to Seller within seven (7) Business Days after end of each calendar month. Seller shall have the right to audit at its expense the Royalty Sales Information and Supporting Documentation.

               (d) Payment of the royalties shown to be owed on each Royalty Sales Information report shall be paid by Buyer to Seller forty-five (45) days after the end of the month covered by such report.

               (e)  Seller shall have the right at its cost
and expense to review Buyer's books and records relating to the Royalty Sales Information and Supporting Documentation to verify their accuracy.

               (f) If Buyer does not receive payment on any sale for which a royalty has been paid to Seller under this
Section 2.05, then Buyer shall receive a credit against future royalties in the amount of the royalty paid on such uncollected sale.

               (g) Buyer will give Seller prior notice of any proposed project for the improvement of the 2000g Flatbed
Scanner.

          2.06 Maximum Purchase Price; Buyer's Discretion.

               (a)  The total consideration to be paid by
Buyer to Seller under Sections 2.03, 2.04 and 2.05 above and this entire Agreement shall not exceed $4,000,000 less the sum of: (i) all Accounts Receivable collected by Seller and (ii) all reductions to the royalties payable under Section 2.05(b); once such consideration is paid, Buyer shall have no further obligation to make any payments under Sections 2.04 and 2.05. Collections of the Accounts Receivable shall be reported by Seller to Buyer on a monthly basis within seven (7) Business Days after the end of each calendar month (such report to include all collections during such month and also since the Closing Date) and Buyer shall have the right at its cost and expense to review Seller's books and records relating to the collection of the Accounts Receivable.

               (b) Nothing in this Agreement shall reduce or limit Buyer's control over the operation of the Business or require Buyer to accept or not accept any proposed sale of Consigned Inventory or of Reproworks or 2000g Flatbed
Scanners; all such decisions shall be in Buyer's sole discretion made in good faith.

               (c) All payments and credits hereunder shall be on a "net" basis.

          2.07 Employees. Following Closing, Buyer may employ those of Seller's employees not covered by Section 7.04 herein and working in the Division as Buyer, in its sole discretion, so chooses. All severance expenses associated with any employees of the Division not hired by Buyer shall be paid for by Seller in accordance with its current practice.

          2.08 The Closing.   The closing of the transactions
contemplated by this Agreement (the "Closing") shall take place at the offices of Blank Rome Comisky & McCauley LLP in Philadelphia, PA, commencing at 9:00 a.m. local time or September, 1999 or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than September 30, 1999.

          2.09 Allocation. The Parties agree to allocate the Purchase Price among the Acquired Assets in accordance with the allocation schedule attached hereto as Schedule VII.

     3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

          3.01 Organization of Seller. Seller is a corporation organized, existing, and in good standing under the laws of Pennsylvania, its jurisdiction of its incorporation and is qualified to do business in and in good standing under the laws of all of the jurisdictions in which it is required to be so qualified.

          3.02 Authorization of Transaction. Seller has the corporate power and authority to execute and deliver the Acquisition Documents and to perform its obligations in all respects as required by the Acquisition Documents. The board of directors of Seller has duly authorized the execution, delivery, and performance of the Acquisition Documents by Seller and the consummation of the transactions contemplated by this Agreement. This Agreement has been, and all of the other Acquisition documents will on the Closing Date be, duly executed and delivered by the Seller and each constitutes and will constitute the legal, valid and binding obligation of the Seller enforceable in accordance with its Terms.

          3.03 Non-contravention. Neither the execution and the delivery of the Acquisition Documents, nor the consummation or performance of the transactions contemplated in the Acquisition Documents, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the articles or certificate of incorporation or bylaws of Seller or (b) except with respect to any required consents to assignment by third parties, (including, but not limited to, consents relating to Assumed Contracts), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license or instrument, to which Seller is a party or by which it is bound or to which any of the Acquired Assets or Consigned Inventory is subject (or result in the imposition of any Security Interest upon any of the Acquired Assets or Consigned Inventory) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations, or results of operations of the Business or on the ability of the Parties to consummate the transactions contemplated in the Acquisition Documents. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated in the Acquisition Documents, except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not have a material adverse effect on the business, financial condition, operations, or results of operations of the Business or on the ability of the Parties to consummate the transactions contemplated in the Acquisition Documents.

          3.04 Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated in the Acquisition Documents except as disclosed in Section
3.04 of the Disclosure Schedule.

          3.05 Title to Assets. Seller has and is transferring to Buyer good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Security Interests or restrictions on transfer. On the Removal Date, Seller will transfer to Buyer good and marketable title to the Consigned Inventory, free and clear of all Security Interests or restrictions on transfer.

          3.06 Predecessors. The Division is a result of the combination of Seller's monochrome scanner business which was conducted under the Scangraphics name and its color scanner business which is conducted under the Tangent Imaging Systems name. The color scanner business became a division of the Seller through the merger of Tangent Engineering Inc. into Seller in December 1998; Tangent Engineering Inc. was acquired by Seller in 1995.

          3.07 Financial Statements. Attached as part of
Section 3.07 of the Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income as of and for the fiscal year ended December 31, 1997 and 1998 (the "Most Recent Fiscal Year End") for Division; and
(ii) unaudited balance sheet ("Most Recent Balance Sheet") and statements of income as of and for the eight (8) months ended August 31, 1999 (the "Most Recent Fiscal Month End") for Division (the "Most Recent Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Division as of such dates and the results of operations of Division for such periods, and are consistent with the books and records of Division. As of the dates of the Financial Statements, Division did not have any Liabilities or obligations (secured or unsecured, whether accrued, absolute, direct, indirect, contingent or otherwise, and whether due or to become due) which are not fully accrued or reserved against in the Financial Statements. The Financial Statements do not contain any items of special or non-recurring income, or other income not earned in the Ordinary Course of Business. Division has not engaged in any transaction, maintained any bank account, or used any of the funds of the Seller, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Division. The books, records, and accounts of Division accurately and fairly reflect the transactions and the assets and liabilities of Division.

          3.08 Events Subsequent to the Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any material adverse change, singly or in the aggregate, in the business, financial condition, operations, results of operations, liabilities, assets, earnings or prospects of Division nor has there been any event which has had or may reasonably be expected to have a material adverse effect on any of the foregoing. Without limiting the generality of the foregoing, since the Most Recent Fiscal Month End:

               (a)  Division has not sold, leased,
transferred, or assigned any of their assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

               (b)  Division has not entered into any
agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) with a supplier or customer or agent either (i) involving more than $25,000
(ii) outside the Ordinary Course of Business or (iii) where any other division of Seller (other than payment for services rendered in the Ordinary Course of Business) or any Affiliate of Seller is a party or has an interest in the other party to such agreement.

               (c)  No party (including Division) has
accelerated, terminated, materially modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which Division is a party or by which it is bound;

               (d)  Division has not imposed any Security
Interest upon any of its assets, tangible or intangible;

               (e)  Division has not made any capital
expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

               (f) Other than Excluded Assets, Division has not made any capital investment in, any loan to, or any acquisition of the Securities or substantially all of the assets of, any other Person;

               (g) Division has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness or capitalized lease obligations or incurred any obligation or Liability of any nature except in the Ordinary Course of Business;

               (h) Division has not delayed or postponed the payment of accounts payable and other Liabilities or accelerated the collection of accounts receivable;

               (i)  Division has not canceled, compromised,
waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 individually or outside the Ordinary Course of Business;

               (j) Division has not granted, disposed of, or allowed to lapse any license or sublicense of any rights under or with respect to any of its Intellectual Property;

               (k) Division has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

               (l) Division has not made any loan or payment to, or entered into any other transaction with any of its officers or employees, any other division of Seller or any Affiliate of Seller outside the Ordinary Course of Business;

               (m)  Division has not entered into any
employment contract outside the Ordinary Course of Business or collective bargaining agreement, written or oral, or materially modified the terms of any existing such contract or agreement or experienced any organized slowdown, work interruption, strike or work stoppage;

               (n) Division has not granted any increase in the compensation of any of its directors, officers, or employees outside the Ordinary Course of Business;

               (o)  Division has not adopted, amended,
materially modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other
Employee Benefit Plan);

               (p) Division has not made any material change in employment terms for any of its officers and employees outside the Ordinary Course of Business;

               (q)  Division has not made or pledged to make
(i) any charitable or other contribution outside the Ordinary
Course of Business or in excess of $1,000 or (ii) any political contributions;

               (r)  Division has not paid any amount to any
third party with respect to any Liability or obligation other than those paid and incurred in the Ordinary Course of Business;

               (s) There has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Division;

               (t) Division has not made any material change in any method of accounting, or accounting principle, practice or policy; and

               (u)  Division has not committed (other than
non-binding commitments) to any of the foregoing.

       3.09 Undisclosed Liabilities. Division has no Liability and there is no reasonable Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any Liability, except for (i) Liabilities included or disclosed in the Most Recent Balance Sheet; (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law by Seller), and (iii) Liabilities listed or identified in Section 3.09 of the Disclosure Schedule.

       3.10 Legal Compliance. The Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, and rulings thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or is threatened against the Seller alleging any failure so to comply, and to Seller's Knowledge, there is no reasonable Basis for any such action.

       3.11 Tax Matters.

            3.11.1    All Taxes owed by Seller have been
paid. There is no dispute or claim concerning any Tax Liability of Seller. There are no Security Interests on any of the Acquired Assets or Consigned Inventory that arose or may arise as a result of or in connection with any failure (or alleged failure) to pay any Tax.

            3.11.2    Seller has withheld and paid or will
pay all Taxes required to have been withheld and paid in connection with amounts paid by or to, or owing to, any employee, officer, director, independent contractor, creditor, stockholder, customer, or other third party as of the Effective Date.

            3.11.3    Seller files Tax returns in the states
listed in Section 3.11 of the Disclosure Schedule.

       3.12 Accounts Receivable.  The Division's Accounts
Receivable on the date hereof are as set forth on Section 3.12 to the Disclosure Schedule.

       3.13 Intellectual Property.

            3.13.1 Division owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used by Division in the operation of the Business as currently conducted. Each item of Intellectual Property owned or used by Division immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing provided that the required consents to assignments are obtained, if required. Seller has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that Division owns or uses. All fees regarding such Intellectual Property due on or before the Closing have been paid in full by Seller.

            3.13.2    Division has not interfered with,
infringed upon, misappropriated, or otherwise misused any Intellectual Property rights of third parties, and Seller has never received, nor does Seller have Knowledge of, any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or misuse (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To Seller's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise misused any Intellectual Property rights of or used by the Division.

            3.13.3    Section 3.13.3 of the Disclosure
Schedule identifies each patent and each trademark and service mark registration which has been issued to Seller with respect to any of its Intellectual Property used by Division, identifies each pending patent application or application for registration of a trademark or service mark which Seller has made with respect to any of such Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of such Intellectual Property (together with any exceptions) (the "IP Licenses"). Except as set forth in Section 3.13.3 of the Disclosure Schedule, Seller has delivered to the Buyer correct and complete copies of all such patents, trademarks, applications, licenses, agreements, and permissions (as amended) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.
Section 3.13.3 of the Disclosure Schedule also identifies each trade name or unregistered trademark or service mark used by Seller in connection with the Business and any goods or services with which each name or mark was or is used. With respect to each item of Intellectual Property required to be identified in Section 3.13.3 of the Disclosure Schedule, except as set forth in Section 3.13.3 of the Disclosure
Schedule: (a) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction; (b) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (c) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened, which challenges the legality, validity, enforceability, use, or ownership of the item;(d) the Seller has never agreed to indemnify any Person (other than purchasers of the Division's Products) for or against any interference, infringement, misuse or misappropriation with respect to the item; and (e) no IP License contains any term, provision or conditions which (i) reduces the royalty payable thereunder, (ii) grants to the licensee thereunder any rights to or in any new inventions or improvements to the existing Intellectual Property or (iii) in any other way adversely affects the Intellectual Property, Seller's (and therefore Buyer's) rights therein or use thereof and/or Buyer's ability to conduct adequate Business.

            3.13.4    Section 3.13.4 of the Disclosure
Schedule identifies each item of Intellectual Property that any third party owns and that Seller uses in the Business of Division. No Intellectual Property of a third party is used except pursuant to license, sublicense, agreement, or permission and the Seller has delivered to the Buyer correct and complete copies of any such licenses, sublicenses, agreements, and permissions relating thereto (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3.13.4 of the Disclosure
Schedule: (a) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, except to the extent that the same may be limited by insolvency, bankruptcy, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally, or by general principles of equity; (b) subject to obtaining consent from the other parties thereto, if required, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect, except to the extent that the same may be limited by insolvency, bankruptcy, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally, or by general principles of equity on identical terms (subject to the terms of the consent) following the consummation of the transactions contemplated by the Acquisition Documents; (c) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; (d) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;
(e) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling; (g) no action, suit, proceeding, hearing, investigation, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and (h) Seller has not granted (except by sale of products in the ordinary course of the Division's business) any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

            3.13.5    The Buyer will not interfere with,
infringe upon or misappropriate, any intellectual property rights of third parties as a result of the continued operation of the Business as presently conducted by Seller.

       3.14 Tangible Assets. Seller owns or leases all machinery, equipment, and other tangible assets which are reasonably necessary for the conduct of Business as presently conducted. Each tangible asset used by Division listed in
Schedule IV hereto is in good operating condition and is suitable for the purposes for which it presently is used.
Schedule IV lists all Equipment and Furniture and Fixtures with an original Purchase Price greater than $1,000 owned, leased or used in the Business as of August 31, 1999 and indicates the owner of each such listed item.

       3.15 Inventory. The Consigned Inventory as listed on Schedules I and II consists of raw materials and supplies, manufactured and purchased parts, work in process, and finished goods, each of which is usable or saleable in the Ordinary Course of Business. On each Transfer Date, Seller will transfer to Buyer good and marketable title to the Consigned Inventory being sold to Buyer, free and clear of all Security Interests and encumbrances.

       3.16 Contracts. Section 3.16 of the Disclosure
Schedule lists the following Contracts to which the Seller is a party relating to Division or its Business:

            (a)  any Contract for the lease of personal
property to or from any Person providing for lease payments in excess of $3,000 per annum;

            (b) any Contract (the performance of which will by its express terms extend over a period of more than one year) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, or cannot be terminated on 30 days' notice, or which is expected to result in a loss to Seller in excess of $10,000, or involves consideration in excess of $25,000;

            (c) any agreement concerning a partnership or joint venture, and any distribution, dealer, representative, agent, franchise, commission or other similar sales agreement;

            (d)  any agreement under which Division has
created, incurred, assumed, or guaranteed any indebtedness, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

            (e) any agreement concerning confidentiality, non-solicitation or non-competition;

            (f)  any agreement to which any of Seller's
Affiliates are a party;

            (g) any profit sharing, phantom stock, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other compensation plan or arrangement for the benefit of its current or former directors, officers, and employees;

            (h)  any collective bargaining agreement;

            (i)  any agreement for the employment (other
than at will) of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

            (j)  any agreement under which Division has
advanced or loaned any amount to any of its officers and employees or any of their Affiliates;

            (k) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, or results of operations, assets, Liabilities or prospects of Division;

            (l)  any agreement or commitment for any
charitable or political contributions;

            (m) any agreement not in the Ordinary Course of Business; and/or

            (n) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000.

Seller has delivered to the Buyer a correct and complete copy of each written Contract (as amended) listed in Section 3.16 of the Disclosure Schedule (as amended) and a written summary setting forth the terms and conditions of each oral Contract referred to in Section 3.16 of the Disclosure Schedule which is part of the Assumed Contracts. With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable, and in full force and effect, except to the extent that the same may be limited by insolvency, bankruptcy, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally, or by general principles of equity; (b) subject to obtaining consents from the other parties thereto, if required, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect, except to the extent that the same may be limited by insolvency, bankruptcy, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally, or by general principles of equity on identical terms following the consummation of the transactions contemplated in the Acquisition Documents; (c) no Person is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (d) no Person has repudiated any provision of the agreement. Seller has not retained for its own benefit any contracts for sales of finished goods where the goods have not been shipped and an invoice issued except for the two contracts for sales to Saudi Arabia set forth in Schedule V hereto.

       3.17 Intentionally Omitted.

       3.18 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Division.

       3.19 Insurance. Section 3.19 of the Disclosure
Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, errors and omissions and workers' compensation coverage and bond and surety arrangements) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five
(5) years as related to Division: (a) the name, address, and telephone number of the agent; (b) the name of the insurer, the name of the policyholder, and the name of each insured;
(c) the policy number and the period of coverage; (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (e) a description of any retroactive premium adjustments or other loss-sharing arrangements. Section 3.19 of the Disclosure Schedule describes any self-insurance arrangements affecting the Seller. With respect to each such insurance policy, Seller is not in material breach or default (including with respect to the payment of premiums or the giving of notices).

       3.20 Litigation. Section 3.20 of the Disclosure Schedule sets forth each instance in which Division (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or is threatened in writing to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3.20 of the Disclosure Schedule are reasonably expected to have a material adverse effect on the business, financial condition, operations, or results of operations of Division. There are no facts or circumstances that cause Seller to believe that any such action, suit, proceeding, hearing, or investigation will be brought against Division.

       3.21 Warranty. Seller has no material Liability, singly or in the aggregate (and to the Knowledge of Seller there is no reasonable Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability, singly or in the aggregate) in connection with the products and services provided by the Division prior to the Closing Date. No product or service provided by Division is subject to any guaranty, warranty, or other indemnity beyond the standard terms and conditions disclosed to Buyer. Section 3.21 of the Disclosure Schedule includes a copy of the standard terms and conditions for all applicable guaranty, warranty, and indemnity provisions.

       3.22 Product Liability. Division has no Liability (and there is no reasonable Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Division giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Division prior to the Closing Date.

       3.23 Employees.

            3.23.1    The Division's employees are not
covered by any collective bargaining agreement and there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Division. Section 3.23.1 of the Disclosure Schedule is a complete list of all employees and consultants receiving wages from Division for the three months ended on August 31, 1999.

            3.23.2 Seller is in material compliance with all applicable federal, state, local and foreign laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of its employees and including applicable wage and hour laws, fair employment laws, safety laws, worker compensation statutes, unemployment laws, and social security laws. With respect to Division, there are no pending or threatened, claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions, equal employment or violations of applicable laws regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other claim based on the employment relationship or termination of the employment relationship (collectively "Labor Claims"). Division is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.

       3.24 Employee Benefits.

            3.24.1    Section 3.24.1 of the Disclosure
Schedule lists each Employee Benefit Plan that Seller maintains or to which it contributes on behalf of the employees working in the Division.

            3.24.2 Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and all other applicable laws, and all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan (including an Employee Pension Benefit Plan) and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan (including an Employee Pension Benefit
Plan) or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan (including an Employee Welfare Benefit Plan).

            3.24.3 With respect to Division, Seller does not contribute to, has never contributed to, nor has Seller ever been required to contribute to any Multi-employer Plan or has any Liability (including withdrawal Liability) under any Multi-employer Plan.

       3.25 Guaranties. Division is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

       3.26 Environment, Health, and Safety.

            3.26.1 Seller has complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

            3.26.2 Division has no Liability (and Division has never treated, handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could reasonably form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Division giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law in effect on the Closing Date.

            3.26.3    All properties and equipment used in
the Business of Division have to Seller's knowledge been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and
Extremely Hazardous Substances.

            3.26.4 Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Laws.

            3.26.5    To Seller's knowledge, none of the
following exists at any property or facility owned or operated by Division: (a) underground storage tanks, (b) asbestos-containing material in any form or condition, (c) materials or equipment containing polychlorinated biphenyls, or (d) landfills, surface impoundments, or disposal areas.

            3.26.6    Neither the Seller nor its
predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

            3.26.7    Neither this Agreement nor the
consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Laws or any other law or regulation.

            3.26.8    Neither the Seller, nor its
predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Laws.

            3.26.9    To Seller's knowledge, no facts,
events or conditions relating to the past or present facilities, properties or operations of Division will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Laws; or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Laws, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

       3.27 [Intentionally Omitted]

       3.28 Adequacy of Assets. The Acquired Assets and the Consigned Inventory include all rights, properties, and assets reasonably necessary to permit the Buyer to carry on the Business as currently conducted by Division. There will be no assets included in the Closing Balance Sheet which will not be usable and useful in the conduct of the Business after the Closing Date. The Parties agree that any unusable assets in Colorado will be disposed of by the Buyer and that any unusable assets in Pennsylvania which Buyer designates for disposal will be disposed of by Seller. Seller agrees to make available to Buyer (F.O.B. Pennsylvania) any usable assets found in or among otherwise disposable assets in Pennsylvania.

       3.29 Liabilities. No Liabilities included in the
Closing Balance Sheet will be overdue or incurred outside the Ordinary Course of Business.

       3.30 Disclosure. No representation or warranty of the Seller in this Agreement or in any statement, certificate or Schedule furnished by the Seller, or in connection with the transactions contemplated herein, contains any untrue statement of fact or omits to state any fact necessary in order to make the statements contained therein not misleading. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article 3.

  4.   Representations and Warranties of the Buyer.  The
Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

       4.01 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

       4.02 Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

       4.03 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of (i) any of Buyer's corporate documents, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority to which Seller is subject, (iii) any agreement, contract, lease, license or commitment to which Buyer is party or to which it is subject, or (iv) applicable laws to which Buyer is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

       4.04 Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

  5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

       5.01 General. Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

       5.02 Notices and Consents. With respect to the transaction contemplated by this Agreement, the Parties shall give any required notices to third parties and Seller shall take all steps necessary to obtain any and all required consents.

       5.03 Operation of Business. The Seller will operate the Division in the Ordinary Course of Business, will not make any significant decisions or take any significant actions relating to the Acquired Assets or Consigned Inventory, the Assumed Liabilities or the Business without consulting with Buyer, nor cause any material change (either individually or in the aggregate) to the Acquired Assets or Consigned Inventory, Assumed Liabilities or Business, or the business, operations, financial condition or prospects of the Business, or which cause or permit any representation or warranty made by Seller therein to be untrue or incorrect as of the Closing Date or any condition set forth in Section 6 below to be unsatisfied.

       5.04 Full Access. The Seller will permit representatives of the Buyer at Buyer's full cost and expense to have full access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of Division, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Division. The Buyer will treat and hold in trust and confidence any Confidential Information it receives from the Seller in the course of the reviews contemplated by this Section 5(d), will not use any of the Confidential Information except in connection with this Agreement. If this Agreement is terminated for any reason whatsoever, Buyer will return to the Seller all tangible embodiments (and all copies) of the Confidential Information which are in its possession, and will not use nor disclose any such confidential information unless: (i) such Information is provided to Buyer from an independent source not under an obligation to maintain confidentiality; (ii) it becomes publicly available; (iii) for business information, for a period of two years; (iv) for technical information, for a period of five years; (v) it is required to be disclosed by law or lawful order of a court; or (vi) upon notice to Seller and with the written approval of Seller (such approval not to be unreasonably withheld or delayed).

       5.05 Notice of Developments.

            Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties. No disclosure by any Party pursuant to this Section 5.05, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty unless expressly agreed to in a writing signed by the adversely affected Party.

       5.06 Exclusivity. The Seller will not, and will not cause or permit Division to, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the assets of Division (including any acquisition structured as a merger, consolidation, or share exchange).

       5.07 Confidentiality. The Parties and their respective employees, consultants and agents acknowledge their obligation to maintain confidentiality regarding the existence of this Agreement and the transactions contemplated hereby. Neither Seller or Buyer nor any of their respective employees, consultants or agents shall disclose the existence of the transactions contemplated hereby without the express written consent of the Parties.

  6.   Conditions to Obligation to Close.

       6.01 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date;

            (b) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (d) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above is satisfied in all respects;

            (e)  Intentionally Omitted.

            (f) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

            (g) there shall have been no material adverse change in the Business of the Division or the assets, liabilities, operations, or prospects thereof, or the financial condition or results of operations of Division, separately or in the aggregate, from December 31, 1998. Without limiting the foregoing, Division shall not have suffered any loss or damage to any of the Assets, whether or not insured, or been subject to any adverse action, which would, individually or in the aggregate, materially affect or impair its ability to conduct its business.

            (h) Each holder of a Security Interest in the Consigned Inventory shall have irrevocably agreed in writing to release such Security Interest on the applicable Transfer
Date thereof.

            (i) Seller shall have executed and/or delivered to Buyer, on or before the Closing Date, the following, which shall be in form and substance acceptable to Buyer and Buyer's counsel:

                 (A)  Documents and instruments of transfer
for the Acquired Assets including, without limitation, bills of sale for all Tangible Property, and assignments of Intellectual Property, and assignments of all licenses and Permits relating to the Acquired Assets or the use, occupancy or operation thereof;

                 (B)  Transfers of certificates of title for
all Assets if applicable and all keys for vehicles;

                 (C)  Documents necessary to assign the
Division's names;

                 (D)  Copies of all originals of all files,
papers, books and records, licenses, permits, approvals, applications, correspondence, and other Documents relative to the Acquired Assets;

                 (E)  UCC, judgment and tax lien searches
against the Division in all appropriate locations and jurisdictions evidencing that the Acquired Assets are free and clear of all Encumbrances and, if any Encumbrances exist, payoff letters from Seller's lenders (including per diem interest amounts and appropriate release language), termination statements and any other termination documents required to terminate all Encumbrances on or against the Acquired Assets and the Consigned Inventory;

            (j) Copies of the minutes of the meetings of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Documents contemplated hereby, certified as being true and correct by Seller's Secretary or other appropriate officer or representative;

            (k)  A certificate, dated no earlier than fifteen
(15) days prior to the Closing Date, that Seller is in good standing in its state of organization;

            (l)  Intentionally Omitted.

            (m) A certificate of incumbency and specimen signatures of all signatory officers of Seller;

            (n) No Proceeding shall have been instituted or threatened to restrain or prevent the carrying out of the transactions contemplated hereby or to seek damages in connection with such transactions, or which has or may have, in the opinion of Buyer, an adverse effect on Division, the Acquired Assets or the Business.

            (o) Unless otherwise agreed to in writing by Buyer, Seller shall have delivered or caused to be delivered to Buyer, or Buyer shall have otherwise obtained, all Permits and Consents.

            (p)  Seller shall not be in default in any
respect under any material Contract or other material Document related to the Division or the Business to which it is a party, nor shall it have received written notice of a violation of, or be in violation of, any Law related to the Division or the Business or any Judgment.

            (q)  Assignments by Seller to Buyer of all
Intellectual Property listed on Section 3.13.3 of the Disclosure Schedule.

            (r) All such further Documents and Contracts which may reasonably be requested by Buyer or its counsel, in order to more effectively transfer title to the Assets, or to effectuate and carry out any provision of this Agreement and the transactions provided herein.

  The Buyer may waive any condition specified in this
Section 6.01 at or prior to the Closing in a written waiver executed by an authorized officer of Buyer.

       6.02 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

            (b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (d) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above is satisfied in all respects; and

            (e)  Intentionally Omitted.

            (f) all actions to be taken and payments made by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

       The Seller may waive any condition specified in this
Section 6.02 in a written waiver executed by an authorized officer of the Buyer at or prior to the Closing.

       6.03 Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6.01 above;
(ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in
Section 6.02 above; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer assignments (including real and personal property leases and intellectual property transfer documents) and such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller such instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyer will deliver to the Seller the cash consideration specified in Section 2.03 above.

  7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

       7.01 General. In case at any time after the Closing any further act is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

       7.02 Litigation Support. If and for so long as either Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date which is, has or may have been based upon or in any way related to the Business of the Division, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

       7.03 Patent Infringement Payments. The parties are subject to that certain Patent License Agreement dated as of May 26, 1999, attached hereto as Exhibit A (the "Existing Agreement") whereby the Seller granted Buyer a nonexclusive license to make, have made, use and sell products covered by the Patent Rights, as set forth more fully therein. Subject to the provisions of Section 7.09 below, Buyer will make the Infringement Payments owed to Seller pursuant to the terms thereof (payable $50,000 on December 31, 1999 and $25,000 on the last day of each calendar quarter from March 31, 2000 through December 31, 2000). At Closing, Seller waives its right to receive the $125 payments payable by Buyer to Seller for each scanner sold or to be sold by Buyer. Buyer will not offset against the Infringement Payments any credits owed by Seller to Buyer under Sections 2.04 or 2.05 herein.

       7.04 Transition.

            (a)  Seven employees of Seller identified on
Schedule VIII hereto (the "Loaned Employees") will remain Seller's employees but will be utilized by Buyer on a full-time basis between the Closing Date and December 31, 1999. Salary and benefits costs of those Employees shall be paid for by Buyer as set forth in Schedule VIII hereto by wire transfer to Seller's account on each day that payroll checks are distributed. If the employment of any Loaned Employee providing customer support is terminated prior to December 31, 1999, Seller will use its reasonable best efforts to provide a suitable replacement and any such replacement shall become a Loaned Employee hereunder, but Buyer shall be responsible for the salary and benefits costs of such replacement up to the salary and benefits costs of the terminated employee. The office expenses listed on Schedule VIII and any incentive payments for the sale of Consigned Inventory for those Employees will be paid for by Seller in accordance with Seller's practices prior to the Closing Date. Seller will make Alan Day available to Buyer to assist Buyer on the transition of the 2000g Flatbed Scanner, such availability to be without charge to Buyer and to continue through the end of 1999 as mutually agreed to and scheduled by the Parties.

            (b)  If Buyer wishes to employ any Loaned
Employees beginning on January 1, 2000, Buyer will notify Seller no later than October 31, 1999 that it wishes to do so and then Buyer will make the employment offers. If an offer is accepted, then the Loaned Employee's length of service will be transferred to Buyer for severance purposes. If such Employee is then terminated without cause by Buyer within 6 months after January 1, 2000, then Seller will have the option to re-employ such Employee, in which case no severance will be due to the Employee; if Seller does not wish to re-employ, then Seller will make up any shortfall in severance payable to such Employee due to differences in the companies' severance policies (Seller's is two weeks per year of service) at Closing.

            (c) Following Closing Buyer shall provide labor for warranty support for those Contracts listed in Schedule III, subject to Seller performing its obligations set forth in
Section 7.06(a) below and subject to the provisions of Section 2.04(c) above. Any costs incurred by Buyer in providing Unreasonable Warranty Support shall be submitted by Buyer to Seller in an invoice and such invoice shall either be paid for by Seller within 30 days of receipt of such invoice or Buyer may deduct such invoice from the next Inventory Payment due hereunder.

            (d)  Sales shall be conducted by the Loaned
Employees who are the Division's current sales staff. The sales staff will be represented to the market as Buyer's representatives and will work under Buyer's direction and control.

            (e) Buyer and Seller will periodically (each month through June, 2000, and thereafter as mutually agreed) meet (in person or by conference telephone) at mutually agreed upon times and places, for operational reviews of the transition and reconciliation of payments and credits owing under this Agreement. If there are any disputes which cannot be resolved as part of the reconciliation process, such disputes shall be submitted to arbitration pursuant to Section
10.14 herein and payments of the disputed amounts are not required until the dispute is resolved. Unless otherwise designated by Buyer, all communications from Seller to Buyer shall be through Graham Tinn, Buyer's President, and unless otherwise designated by Seller, all communications from Buyer to Seller shall be through Robert J. Griffin.

            (f) All tangible Acquired Assets and Consigned Inventory located at the Seller's facility in Pennsylvania (the "Pennsylvania Assets") can remain at such location at no cost to Buyer until January 2, 2000. Buyer will arrange for the transportation of those Assets and Consigned Inventory it wants at its cost and expense. Buyer will give Seller instructions on or before November 30, 1999 with respect to the disposal of any Pennsylvania Assets which Buyer does not want. If Seller moves from its current facility in Pennsylvania before January 2, 2000, Seller shall pay all costs and expenses of moving the Pennsylvania Assets to the new location.

            (g) Seller will continue to invoice customers until the Closing Date. Seller will be responsible for collecting its Accounts Receivable; however, if a customer sends to Buyer a check payable to Seller on account of Seller's Accounts Receivable, Buyer will send the check to Seller without depositing it or, if Buyer deposits the check in error, Buyer will remit to Seller on a weekly basis together with copies of any documentation accompanying the check deposited. Buyer and Seller will cooperate to reduce and/or eliminate any confusion of customers who owe money to both Seller and Buyer.

            (h)  Except as expressly set forth in this
Agreement, from and after the Closing Date Buyer shall have complete control and absolute discretion over the operation of the Business.

  7.05 Restrictive Covenants.

       (a) Seller agrees that for a period of three (3) years commencing with the date of Closing, it will not (i) engage or compete anywhere within the Geographic Area (directly or indirectly) either for its own account or as an agent, consultant, joint venturer, partner, stockholder of or for any Person in any aspect of a Competing Business, or in the management, operation or control of a Competing Business,
(ii) solicit or endorse the services of or become affiliated with, directly or indirectly, or refer business for or to any Competing Person or (iii) take or solicit away any employees of the Buyer including, without limitation, any former employees of the Seller who become employees of the Buyer.

       (b) The Seller shall not at any time after the date hereof, directly or indirectly, use (for its own benefit or the benefit of any Person) or communicate, disclose or divulge to any Person, any secret, confidential or proprietary information of the Business (including, but not limited to, financial statements and financial information), unless such information is or shall have become public other than through a breach of this Agreement by Seller except:

            (i) in connection with the enforcement of this Agreement or the other Transaction Documents;

            (ii) pursuant to any statutory or regulatory requirement or any mandatory court order, subpoena or other legal process; provided, however, that Seller shall promptly notify Buyer in writing of the receipt of any such mandatory court order, subpoena or other legal process and will, at Buyer's request and expense, cooperate with it in permitting Buyer, in its own name or in the name of Seller, to intervene to challenge such order, subpoena or process;

            (iii)     to Seller's legal counsel, accountants
and other professional advisors with an instruction to each such Person to keep such information confidential; and

            (iv) to any other Person with the prior written consent of the Buyer (which will not be unreasonably withheld), upon receipt by Buyer of a written confidentiality agreement (in form and substance reasonably satisfactory to Buyer and its counsel) from such other Person.

       (c) Seller agrees and acknowledges that a violation of the covenants contained in paragraphs (a) and (b) above will cause immediate and irreparable injury to the Buyer and it is and will be impossible to estimate and determine the damage that will be suffered by Buyer as a result of the violation of such covenant. Seller further agrees that Buyer shall have the right to equitable relief by injunction or otherwise. Seller further agrees and acknowledges that greater injury will result by refusing Buyer or the respective successors or assigns injunctive relief than by granting such injunctive relief. The injunctive relief is cumulative in addition to whatever remedies the Buyer may have. If Buyer must resort to litigation to enforce any of the covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such covenant occurring. If the Buyer must resort to litigation to successfully enforce any of the covenants, it shall be entitled to recover any and all reasonable attorneys' fees and costs which it incurs in connection with any such successful enforcement. If Buyer is wholly unsuccessful in enforcing the covenants sought to be enforced, it will reimburse Seller for Seller's reasonable attorney's fees and costs which Seller incurs in connection with such enforcement action.

       (d) It is specifically agreed with regard to the covenants set forth above that they are severable and if they are held illegal, invalid or unenforceable by reason of length of time, area or activity covered or any combination thereof, or for any other reason, such covenants shall be adjusted and reduced to the extent necessary to cure such illegality, invalidity or unenforceability and protect the interest of the Buyer to the fullest extent of the law.

       (e)  As used in this Section 7.05, "Competing
Business" means any business which provides products or services which compete with Buyer's or the Division's products and/or services in the Geographic Area, "Competing Person" means any Person that is directly or indirectly involved in any Competing Business, "Seller" means Seller and its Affiliates, "Buyer" means Buyer and its Affiliates, and "Geographic Area" means the United States, its territories and possessions, and all other countries in which the products of the Division are sold by the Buyer.

       (f) The provisions of Section 7.05(a)(i) shall not apply to Seller's sale of (i) Reproworks if Seller receives a license under Section 2.05(a) or (ii) the 2000g Flatbed
Scanner if Seller receives a conveyance of the 2000g Assets under Sections 2.05(b) or 7.09(c)(i).

  7.06 Other Obligations.

       (a)  Seller will pay all travel expenses in
connection with Buyer's provision of warranty and service support under the contracts listed on Schedule III hereto provided Ken Fillman (or his replacement) is notified by Buyer prior to travel and Buyer uses the same policies with respect to warranty claims hereunder as it uses for warranty service on its own products. Travel expenses exceeding $500 per warranty call will, at Seller's request, be reviewed at the periodic meetings. Seller shall provide to Buyer a list of customers eligible for warranty support (and the end date of their warranty entitlements) and shall set forth its estimate of potential support requirements.

       (b) Seller will provide Buyer with a list of Division's Accounts Receivable as of the Closing Date and
Buyer will cooperate with Seller in the collection of the Accounts Receivable, including accepting payments on account thereof and forward them to Seller weekly.

  7.07 Good Stewardship. Buyer will save and protect the Consigned Inventory in the same manner as it protects its own inventory. The Consigned Inventory will be segregated and designated as the property of Seller until Removed. Seller shall maintain insurance on the Consigned Inventory and shall bear risk of loss until an item of Consigned Inventory is Removed by Buyer.

  7.08 Preference to Sale of Consigned Inventory. Buyer agrees to make its best effort to sell items of finished goods
Consigned Inventory before manufacturing or having manufactured new units of the same Consigned Inventory.

  7.09 Certification of 2000g Flatbed Scanner. (a) Seller shall create a plan reasonably acceptable to Buyer for, and shall thereby obtain as soon as possible, FCC certification and all other Permits necessary for the sale of the 2000g Flatbed Scanner, which certification and Permits must be obtained no later than June 30, 2000. Seller shall bear all costs and expenses of such certification and permitting including without limitation Buyer's costs and expenses of providing assistance and cooperation to Seller at Seller's request.

       (b) Until the necessary certification and Permits are obtained, Buyer shall have no obligation to pay to Seller any of the Infringement Payments, and if the certification and Permits are not obtained until after December 31, 1999, the date of each of the Infringement Payments will be pushed back by the number of days after December 31, 1999 until such certification and permits are obtained.

       (c) If the Certification Date has not occurred on or before June 30, 2000, Buyer may at any time thereafter (until the occurrence of the Certification Date) return the 2000g Assets to Seller; upon such return, (i) Buyer's obligation to make the Infringement Payments automatically terminate and
(ii) the $4,000,000 amount in Section 2.06(a) is reduced to $3,000,000.

  7.10 Escrow.  On or before October 31, 1999, Buyer and
Seller will perform their obligations under the Escrow
Agreement attached as Exhibit "B" hereto.

  7.11 Release of Security Interests. On or prior to the Transfer Date thereof, Seller will cause all Security
Interests on the Consigned Inventory being sold by Seller to Buyer to be released.

  8.   INDEMNIFICATION

       8.01 Survival.

            The representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.05, 3.09, 3.11, 3.13, 3.21, 3.24
and 3.26 shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect subject only to any applicable statutes of limitations. All other representations and warranties shall survive the Closing (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the Survival Termination Date at which time they shall expire then no claim for indemnification may be brought with respect thereto.

       8.02 Indemnification Provisions for Benefit of the
Buyer.

            (a)  In the event Seller breaches any of its
representations or warranties contained in this Agreement, provided that the Buyer makes a timely written claim for indemnification against the Seller, then the Seller agrees, subject to the limitations of Section 8.05 below, to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, or caused by the breach. However, in the event of a breach of Section 3.13 by Seller, Buyer will offer reasonable assistance to Seller to defend against any intellectual property infringement claims at Seller's sole cost and expense.

            (b)  Seller agrees to indemnify the Buyer from
and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, or caused by: (i) any Liability of the Seller which is not an Assumed Liability, (ii) any Liability of the Seller for Taxes,
(iii) any other Liability arising out of or relating to the operations of the Division or the manufacture, use or ownership of the Acquired Assets, the manufacture and/or sale of the Consigned Inventory or Seller's facilities at any time prior to the Closing Date (whether such liability arises before or after the Closing Date), or (iv) Seller's breach of any of its covenants and agreements in this Agreement.

       8.03 Indemnification Provisions for Benefit of the
Seller.

            (a) In the event the Buyer breaches any of its representations or warranties contained in this Agreement and provided that Seller makes a timely written claim for indemnification against the Buyer, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of Seller's claim for indemnification resulting from, arising out of, relating to, or caused by the breach.

            (b) The Buyer shall indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, or caused after the Effective Date by (i) Buyer's failure to pay or perform, or breach of any obligations with respect to any Assumed Liability, Assumed Contract, or Acquired Asset,
(ii)Buyer's breach of any of its covenants and agreements in this Agreement, or (iii) any act, event, occurrence or circumstance arising from the Business after the Effective Date, provided Buyer is not indemnified hereunder by Seller with respect to such act, event, occurrence or circumstance.

       8.04 Matters Involving Third Parties.

            (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party"), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will defend and indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has an at all times will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations taking into account all reasonably likely Adverse Consequences as to the Third Party Claim and any other Third Party Claims then outstanding, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief that would result in or have an adverse affect on the business or operation of Buyer after entry of such injunction or other equitable relief, and
(iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (c)  So long as the Indemnifying Party is
conducting the defense of the Third Party Claim in accordance with (b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be withheld unreasonably).

            (d)  In the event any of the conditions in
Subparagraph 8.04(b) is or becomes unsatisfied, the Indemnified Party may control and actively and diligently conduct the defense of the Third Party Claim, and such control shall not release the Indemnifying Parties from any indemnification obligation they may have under this Section with respect to such Third Party Claim. So long as the Indemnified Party is conducting the defense of the Third Party Claim, (i) the Indemnifying Party may retain separate co-counsel at its sole expense and participate in the defense of Third Party Claim, and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without (A) the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld) and (B) obtaining a release of the Indemnifying Party from such Third Party Claim.

       8.05 Other Indemnification Provisions. Neither the Seller nor Buyer shall be liable for Adverse Consequences under Section 8.02 or 8.03, respectively, unless and until the aggregate amount of Adverse Consequences for which the indemnifying party would, but for the provisions of this
Section 8.05, be liable exceeds on an aggregate basis $10,000, at which time the Indemnifying Party's indemnification obligation shall be for the full amount thereof. The obligation of an indemnifying party to an indemnified party shall be reduced by the amount of any insurance proceeds (net of deductibles) received or receivable by such indemnified party as a result of the Adverse Consequences for which indemnification is sought.

       8.06 Treatment of Indemnification Payments. Any indemnification payment made hereunder shall be treated as an adjustment to the Purchase Price.

       8.07 Right of Setoff. In addition to all other remedies available to Buyer, Buyer may offset the amount of any claim for indemnification it has hereunder against all payments otherwise payable to Seller hereunder including, without limitation, all payments under Sections 2.04, 2.05 and
7.03 herein. All amounts so offset shall be deemed to have been paid by Buyer for purposes of Section 2.06(a) herein.

  9.   Termination.

       9.01 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or
(ii) if the Closing shall not have occurred on or before September 30, 1999, by reason of the failure of any condition precedent under Section 6.01 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant in any material respect contained in this Agreement); and

            (c) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after Buyer's receipt of the notice of breach or (ii) if the Closing shall not have occurred on or before September 30, 1999, by reason of the failure of any condition precedent under Section 6.02 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

       9.02 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.01 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions of the Existing Agreement and the provisions contained in Section 5.04 above shall survive termination.

  10.  Miscellaneous.

       10.01 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

       10.02     No Third-Party Beneficiaries. This
Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

       10.03 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties (except the Existing Agreement referred to in Section 7.03 herein), written or oral, to the extent they related in any way to the subject matter hereof.

       10.04 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party ; provided, however, that the Buyer may assign any or all of its rights and interests hereunder and delegate its obligations hereunder to one or more of its Affiliates (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

       10.05     Counterparts. This Agreement may be
executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       10.06 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       10.07 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:             Copy to:

Sedona Corporation            Dale Goodfriend, Esquire
649 North Lewis Road          617 South West Ninth Ave.
Limerick, PA 19468            2nd Floor
Attn: Robert J. Griffin       Rochester, MN 55902


If to the Buyer:              Copies to:


Colortrac, Inc.               Colortrac, Ltd
Attn: Chuck Bettis, Exec V.P. Kings Hall
10499 Bradford Road           St. Ives Business Park
Littleton, CO 80127           St. Ives
                              Huntingdon
                              Cambridgeshire PE174WY
                              United Kingdom

                              and

                              Lawrence Finkelstein, Esquire
                              Blank Rome Comisky & McCauley
                              One Logan Square
                              Philadelphia, PA 19103


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

       10.08 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

       10.09 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       10.11 Expenses. Each of the Seller and the Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

       10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

       10.13     Incorporation of Exhibits and Schedules.
The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

       10.14 Remedy for Disputes. (a) Subject to the dispute resolution process set out below, Seller and Buyer agree that, in the event of a default or breach by either party of the agreements and covenants set out herein, after the Closing, each party shall have all rights and remedies available to that party under applicable law. Each party shall be entitled to 15 days' notice, under the notice provisions of this Agreement, of any breach alleged by the other party and an opportunity to cure any curable default or breach during said 15 day period.

            (b) Before a Party resorts to arbitration to resolve a dispute under this Agreement required to be submitted to arbitration, a Party shall request in writing and thereby oblige the other Party to discuss the dispute face-to-face within fifteen (15) days of such request. The Parties shall meet at a mutually agreeable time and place within such fifteen (15) days. The meetings referred to in Section 7.04(e) above shall satisfy the requirements of this Section 10.14(b).

            (c) If the discussions referred to above are unsuccessful in resolving a dispute, such dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, whether at common law or under statute, shall be settled by final and binding arbitration in accordance with the Rules for Commercial Arbitration of the American Arbitration Association ("AAA") in effect at the time of the execution of this Agreement (the "Rules"). The arbitration shall be conducted by a sole arbitrator appointed by the AAA in accordance with Section 14 of the Rules. Absent a contrary agreement of the Parties, the place of arbitration shall be Philadelphia, Pennsylvania, and the award shall be issued at the place of arbitration. The arbitrator may, however, call and conduct hearings and meetings at such other places as the Parties may agree. The law applicable to the arbitration procedure shall be Pennsylvania law, and the arbitrator shall determine the merits of the matters in dispute in accordance with the laws of Pennsylvania. The decision (award) of the arbitrator shall be final and binding on the Parties, and judgment upon the award may be entered by any court having Jurisdiction thereof or having jurisdiction over one or more of the Parties or their assets. Any monetary award shall include interest from the date of the breach of the agreement giving rise to the award at a rate not less than the prime commercial lending rate for responsible and substantial commercial borrowers at PNC Bank, National Association in Philadelphia, Pennsylvania on the date of the award, and may include provisions providing for the payment of attorneys' fees and costs.

            (d) Notwithstanding the aforesaid, if a Party is seeking, in good faith, a temporary restraining order, injunctive relief, or other equitable relief, alleging a claim that is not for monetary damages, but requesting relief for which there is no adequate remedy under applicable law, such party may proceed in the Montgomery County Court of Common Pleas (Pennsylvania) or any other court having subject matter and personal jurisdiction. Whether or not such court grants such relief, any claim for damages shall not be waived by the bringing of such equitable action, but shall be determined by arbitration in a separate action.




                              ***


  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                COLORTRAC, INC.


                                By:

                                Title: President



                                SEDONA CORPORATION


                                By:

                                Title: